INDEPENDENT AUDITORS' CONSENT

       We consent to the use in this Post-Effective Amendment No. 12 to Registration Statement (No. 33-48606) of The 59 Wall Street Trust on behalf of The 59 Wall Street Tax Free Short/Intermediate Fixed Income Fund (one of the series constituting The 59 Wall Street Trust) of our report dated August 18, 2000 incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading, "Financial Highlights" appearing in the Prospectus, which is also a part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Boston, Massachusetts
September 29, 2000